Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Colony Financial, Inc. of our report dated September 14, 2010 relating to the financial statements of First Republic Bank, which appears in the Current Report on Form 8-K/A of Colony Financial, Inc. dated May 4, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

November 7, 2011